EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated March 31, 2003, except as to Note 1 (Discontinued operations), as to which the date is September 3, 2003, and for Note 1 (Restatements), as to which the date is July 19, 2004 relating to the financial statements and financial statement schedule of P-Com, Inc., which appears in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California January 23, 2006